DUNHAM FUNDS

RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, Dunham Funds (the “Trust”) is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the “Board”) has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific series of the Trust in Appendices B and C, as may be amended.

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the “Multi-Class Plan”), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

WHEREAS, at a meeting held on January 25, 2008, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the “Independent Trustees”), approved and adopted this Revised Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of Class C Shares of each Fund issuing those shares; (b) in the best interest of the holders of Class N Shares of each Fund issuing those shares; (c) in the best interest of the holders of Class A Shares of each Fund issuing those shares and (d) in the best interests of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this amended Multi-Class Plan as of the 21st day of March 2023.

DUNHAM FUNDS

By: /s/ Denise Iverson

Title: Treasurer

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APPENDIX A

RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1. FUNDS AND CLASSES AS OF MARCH 21, 2023

FUND	CLASS	FUND	CLASS
Dunham Corporate/Government Bond Fund	A C N	Dunham Small Cap Growth Fund	A C N

Dunham High Yield Bond Fund	A C N	Dunham Monthly Distribution Fund

Dunham Real Estate Stock Fund	A C N	Dunham Dynamic Macro (formerly named Loss Averse Equity Income Fund and Dunham Loss Averse Growth Fund)	A C N

Dunham Long/Short Credit Fund (formerly named Dunham Appreciation & Income Fund)	A C N	Dunham Focused Large Cap Growth Fund	A C N

Dunham International Stock Fund	A C N	Dunham Floating Rate Bond Fund	A C N

Dunham Large Cap Value Fund	A C N	Dunham International Opportunity Bond Fund	A C N

Dunham Small Cap Value Fund	A C N	Dunham U.S. Enhanced Market Fund	A C N

Dunham Emerging Markets Stock Fund	A C N

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APPENDIX B:

REVISED MARCH 21, 2023

RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1. CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class A Shares

Class A shares are offered by Dunham International Stock Fund, Dunham Large Cap Value Fund, Dunham Small Cap Value Fund, Dunham Emerging Markets Stock Fund, Dunham Small Cap Growth Fund, Dunham Real Estate Stock Fund, Dunham Long/Short Credit Fund (formerly named Dunham Appreciation & Income Fund), Dunham Monthly Distribution Fund, Dunham Dynamic Macro Fund (formerly named Loss Averse Equity Income Fund and Dunham Loss Averse Growth Fund), Dunham Focused Large Cap Growth Fund, and Dunham U.S. Enhanced Market Fund at net asset value with the following front end sales charges (“FESC”) based on the amount of purchase:

Less than $50,000	5.75%
$50,000 but less than $100,000	4.75%
$100,000 but less than $250,000	3.75%
$250,000 but less than $500,000	3.00%
$500,000 but less than $1,000,000	2.00%
$1,000,000 or more	None

Class A shares are offered by Dunham Corporate/ Government Bond Fund, Dunham High-Yield Bond Fund, Dunham Floating Rate Bond Fund and Dunham International Opportunity Bond Fund at net asset value with the following FESC based on the amount of purchase:

Less than $50,000	4.50%
$50,000 but less than $100,000	4.00%
$100,000 but less than $250,000	3.50%
$250,000 but less than $500,000	2.50%
$500,000 but less than $1,000,000	2.00%
$1,000,000 or more	None

Class C Shares

Class C Shares are offered at their net asset value per share, without any initial sales charge or contingent deferred sales charge.

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Distribution and Shareholder Servicing Plans and Agreements

The Funds have adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”), pursuant to which Class C Shares pay the Distributor or other entities compensation accrued daily and payable monthly for distribution services. Class C Shares charge Rule 12b-1 fees at the annual rate of 0.75% for the Equity Funds and 0.50% for the Fixed Income Funds of a Fund’s net assets attributable to said Class C Shares.

Pursuant to a Shareholder Servicing Plan and Agreement adopted for each Fund’s Class A and Class C shares, Class A and Class C Shares shall pay the Distributor or other entities compensation accrued daily and payable monthly for shareholder services. Class A and Class C Shares charge shareholder servicing fees at the annual rate of up to 0.25% of average daily net assets attributable to Class A or Class C shares. The minimum initial investment for Class A and Class C Shares is $5,000 ($2,000 for tax-deferred accounts).

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or account maintenance fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), as amended from time to time, and any other rules or regulations promulgated by FINRA or the SEC applicable to mutual fund distribution and service fees.

Class N Shares

Class N Shares are offered at their net asset value per share without any initial sales charge and are not subject to any asset-based distribution or account maintenance fee. The minimum initial investment for Class N Shares is $100,000 complex-wide among the Dunham Funds for taxable funds and $50,000 complex-wide among the Dunham Funds for tax-deferred accounts ($2,000 for individual retirement accounts). In some circumstances, such minimums may be waived for certain investors. There is no minimum initial investment on a per Fund basis for Class N shares.

2. EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same Class at their respective net asset values.

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